Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is effective as of December 1, 2018 (the “Effective Date”) by and between Global Eagle Entertainment Inc., a Delaware corporation, with its principal place of business at 6100 Center Drive, Suite 1020, Los Angeles, CA 90045 (“Global Eagle” or the “Company”), Flonoe Limited, company number 10780242, having an address at 9 De Montfort Street, Leicester, United Kingdom, LE1 7GE (“Consultant”), and, solely for purposes of Section 11(d) of this Agreement, Walé Adepoju (“Guarantor”).

In consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1. Duties of Consultant.

a. Services. Consultant shall perform the services as may be requested from time to time by Global Eagle (“Services”) and as described on the Work Statement attached as Exhibit A hereto. Upon request by Global Eagle, Consultant agrees to submit to Global Eagle in a timely manner and in written or other tangible form, any deliverables or results of Consultant’s work under this Agreement including, without limitation, all deliverables listed in the Work Statement(s), all assigned Inventions as set forth in Section 5 hereof, and all documentation of work performed under this Agreement (collectively, the “Results”). At all times before or after completion of the Services, Global Eagle shall have the right to examine the Results and any materials relating thereto to ensure Consultant’s compliance with the provisions of this Agreement. For the Term (as defined below), Consultant’s primary contact with Global Eagle shall be the “Manager” specified on the attached Work Statement or such other person designated by Global Eagle. All equipment issued and delivered by Global Eagle to Consultant (if any) to perform the required services under this Agreement shall remain

Global Eagle’s exclusive property at all times.

b. Performance. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry with Consultant devoting sufficient time and energy as to timely accomplish the Services. Consultant shall at all times comply with all applicable laws and Global Eagle’s safety, ethical and compliance rules in the course of performing the Services. If Consultant’s work requires a license, Consultant represents that it has obtained that license, and that such license is in full force and effect and will remain in full force and effect during the Term and it is responsible for all insurance, taxes, fees, costs, equipment, expenses and travel expenses in connection with the Services. Consultant may not engage third parties to assist it in the Services, act as a representative or agent of Global Eagle or otherwise bind or obligate Global Eagle in anyway without Global Eagle’s prior written consent.

2. Compensation. The fees and expense reimbursements payable by Global Eagle and the payment terms of such fees and expense reimbursements shall be as set forth on the Work Statement. All fees and pre-approved expense reimbursements provided for in the Work Statements are Consultant’s sole compensation for rendering the Services to Global Eagle. For the avoidance of doubt, Consultant is responsible for procuring its own administrative support (at its own cost) in support of rendering the Services hereunder.

3. Term/Termination. The term of this Agreement (the “Term”) will commence on the Effective Date and continue, unless terminated earlier pursuant to this Section 3, for a period specified under “Term” on the attached Work Statement; provided, however, that notwithstanding the foregoing or anything to the contrary in the Work Statement, this Agreement may be terminated by Global Eagle at any time upon giving written notice of termination to Consultant if Consultant breaches any of the terms hereof. In the event of such termination, Global Eagle will be obligated to pay Consultant any outstanding fees or expense reimbursements due under this Agreement only for or in connection with such Services actually then completed by Consultant and reasonably acceptable to Global Eagle as of the date of Global Eagle’s termination notice.

4. Confidentiality.

a. Proprietary Information. Consultant understands that Global Eagle possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is all information that is disclosed to Consultant or that was or will be developed, learned, created, or discovered by Consultant (or others) for or on behalf of Global Eagle, or that became or will become known by, or was or is conveyed to Global Eagle and has commercial value in Global Eagle’s business, or that is developed at Global Eagle’s facilities or with use of Global Eagle’s equipment. Proprietary Information includes, but is not limited to, information (and all tangible items in any form incorporating, embodying or containing information) relating to (a) all client/customer/vendor lists and all lists or other compilations containing client, customer or vendor information; (b) information about products, proposed products, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (c) plans for future development and new product concepts; (d) all manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (e) the compensation and terms of employment of Global Eagle employees and terms of engagement with consultants; (f) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (g) all other information that has been or will be given to Consultant in confidence by Global Eagle (or any affiliate of it that might be formed) or created by Consultant during the provision of the Services concerning Global Eagle’s actual or anticipated business, research or development, or that is received in confidence by or for Global Eagle from any other person or entity. Proprietary Information does not include information that Consultant demonstrates to Global

Eagle’s satisfaction, by written evidence incurred in the ordinary course of business, is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant in breach of its obligations hereunder.

b. Non-Disclosure. Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and Global Eagle with regard to Proprietary Information. Consultant will at all times, both during and after the Term, keep the Proprietary Information in confidence and trust. Consultant will not, without the prior written consent of an authorized officer of Global Eagle (i) copy, use or disclose any Proprietary Information to any third party (including any subcontractors engaged by Consultant with Global Eagle’s consent), (ii) remove any Proprietary Information from the business premises of Global Eagle, or (iii) deliver any Proprietary Information to any person or entity outside of Global Eagle. Consultant may not share any such Proprietary Information with third parties or subcontractors hereunder in furtherance of the Services without Global Eagle’s prior written consent. Consultant understands that the Defense of Trade Secrets Act providers certain immunities from liability for confidential disclosure of a trade secret to the government or in a court filing such that an action that would otherwise count as trade secret misappropriation will be immunized if the disclosure (i) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

c. Return of Proprietary Information and Property. Consultant agrees that upon termination of this Agreement for any reason, completion of the Services, or upon Global Eagle’s request, Consultant shall promptly deliver to Global Eagle all Proprietary Information, any document or media that contains Results (and all copies thereof), and any apparatus or equipment (and other physical property or any reproduction of such property) issued to Consultant by Global Eagle, excepting only Consultant’s copy of this Agreement.

5. Ownership and License.

a. Assignment of Rights. All Proprietary Information, and all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, and all other intellectual and industrial property rights of any kind anywhere in the world (collectively, the “Rights”) in connection therewith shall be the sole property of Global Eagle. Consultant hereby irrevocably assigns to Global Eagle, without further consideration, any and all Rights that Consultant may have or acquire in the Proprietary Information and the Results.

b. Disclosure of Inventions. Consultant will promptly disclose in writing to Global Eagle’s Designated Representative all “Inventions” (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, technology, computer software, application programming interfaces, ideas, designs, formulas, processes, trademarks, service marks, patents, copyrights, techniques, know-how and data, and all improvements, rights, and claims related to the foregoing) made, conceived, reduced to practice, or developed by Consultant, either alone or jointly with others, during the Term that relate to Global Eagle’s business, relate to demonstrably anticipated research or development of Global Eagle, or that result from any of the Services that Consultant has performed, or will perform, for Global Eagle. Consultant will not disclose Inventions covered by this Section 5.b. to any person outside of Global Eagle unless requested to do so by management personnel of Global Eagle.

c. Assignment of Inventions. Consultant agrees to irrevocably assign to Global Eagle, without further consideration, all right, title, and interest that Consultant may presently have or acquire (throughout the United States, United Kingdom and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention requiring disclosure under Section 5.b. hereof, which shall be the sole property of Global Eagle, whether or not patentable. Without limiting the foregoing, Consultant agrees that any such Invention comprising an original work of authorship shall be deemed to be a “work made for hire” and that Global Eagle shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent any such Invention is determined not to constitute a “work made for hire” as a matter of law, Consultant hereby irrevocably assigns and transfers to Global Eagle all right, title and interest in and to any such Invention including, without limitation, all copyrights.

d. Cooperation. Consultant agrees to perform, during and after the Term, all acts deemed necessary or desirable by Global Eagle to permit and assist it, at Consultant’s hourly rate as listed in the Work Statement (or, if no hourly rate is specified in the Work Statement, at such rate Global Eagle in its sole discretion deems reasonable), in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignments herein. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Global Eagle and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

e. Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). Consultant waives all Moral Rights including, without limitation, under chapter IV of the U.K. Copyright, Designs and Patents Act 1988 and any other such rights which Consultant may have in the Inventions, Proprietary Information and/or the Results wherever in the world. To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action of Global Eagle that would violate such Moral Rights in the absence of such ratification/consent. Consultant will confirm any such ratifications and consents from time to time as requested by Global Eagle.

f. Excluded Inventions. Consultant has attached hereto as Exhibit B a complete list of all existing Inventions to which Consultant claims ownership as of the date of this Agreement and that Consultant desires to specifically clarify are not subject to this Agreement. Consultant represents that Exhibit B hereto is accurate and complete. If Exhibit B hereto contains no such Inventions, Consultant represents that Consultant has no such Inventions at the time of signing this Agreement.

h. License. If any Rights or Inventions assigned hereunder or any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, modified, maintained, supported, reproduced and distributed or otherwise fully exploited without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Global Eagle a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of Global Eagle’s exercise or exploitation of any Results or assigned Rights or Inventions (including any modifications, improvements and derivatives works thereof).

j. Privacy. In this clause “Privacy Notice” means a notice (or notices) providing information under Articles 13 and 14 of the E.U. General Data Protection Regulation together with any applicable local data protection laws regarding the processing of the personal data of Consultant in connection with this Agreement. Global Eagle will process the personal data of Consultant as set out in the Privacy Notice and in any documents referred to in that Privacy Notice. Consultant acknowledges receipt of the Privacy Notice and confirms that Consultant has read and understood it. The Privacy Notice may be amended from time to time by Global Eagle and is available for review upon request by Consultant. Consultant shall provide a copy of the Privacy Notice to any third parties engaged by Consultant in the provision of the Services and procure confirmation that they have read and understood it. Consultant recognizes and agrees that it has no expectation of privacy with respect to Global Eagle’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Consultant’s activity, and any files or messages, on any of those systems may be monitored at any time without notice. Consultant and any third parties engaged by Consultant must keep Global Eagle informed of any changes to any personal data which has been provided by Consultant.

6. Independent Contractor. Nothing in this Agreement shall be construed or have effect as constituting any relationship of employer and employee or worker, agency, or joint venture between Global Eagle or any of its subsidiaries or affiliates and Consultant (or any others Consultant engages with or employs for the provision of the Services). Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations including, without limitation, any applicable national insurance contributions, Workers’ Compensation Insurance, Unemployment Insurance, or State Disability Insurance. Consultant agrees that it is solely responsible for the payment of compensation or other amounts owing to its employees, subcontractors, representatives and agents arising out of the provision of the

Services. Consultant understands and agrees that Consultant shall not be considered as having employee status with Global Eagle and Consultant will not participate in any plans, arrangements, or distributions by Global Eagle pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other benefit program Global Eagle may have for its employees. Consultant has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of Global Eagle. Consultant agrees to defend, indemnify and hold Global Eagle harmless from any and all claims made by any person or entity on account of an alleged failure by Consultant to satisfy any tax, withholding, or other similar regulatory or statutory obligations, or arising out of the Consultant being classified as Global Eagle’s employee or worker, as well as arising out of Consultant’s employment or engagement of other persons to provide the Services. Global Eagle shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement and shall not be subject to withholding for income tax, social security, or unemployment compensation unless and until the laws or regulations with respect thereto require such withholdings to be made with respect to payments to bona fide independent contractors. Consultant understands that Global Eagle will be required to report payments to Consultant to U.S. federal and state income taxing authorities. Consultant further agrees to accept exclusive liability for the payment of taxes or contributions for unemployment and health insurance, retirement benefits, annuities and/or social security payments that Consultant pays or owes to Consultant’s employees, agents, or subcontractors, if any, and to reimburse and indemnify Global Eagle for such taxes or contributions or penalties which Global Eagle may be compelled to pay. Consultant also agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions to any applicable tax authority including within the country in which Consultant works and resides at any time during the Term. Consultant understands and agrees that the manner in which Consultant performs the Services is in Consultant’s discretion and control, provided that such Services are to be provided by Consultant and not by others, and that the Company shall not supervise or direct Consultant’s performance of those Services. In carrying out the Services, Consultant shall provide Consultant’s own tools, instruments and equipment and place of performing the Services.

7. Representations and Warranties. Consultant represents and warrants that, as of the Effective Date and at all times during and after the Term: (a) Consultant’s performance of the Services and all terms of this Agreement has not breached and will not breach any agreement that Consultant has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to the execution of this Agreement; (b) Consultant is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the Services to be performed by Consultant under this Agreement; (c) in performing the Services, Consultant will not use any confidential or proprietary information of another party, or infringe the Rights of another party, nor will Consultant disclose to Global Eagle, or bring onto Global Eagle’s premises, or induce Global Eagle to use any confidential or proprietary information of any person or entity other than Global Eagle or Consultant; and (d) all of Consultant’s employees and contractors, as applicable, performing any of the

Services (but which contractors Consultant may only engage with Global Eagle’s prior written consent) have executed and will execute written non-disclosure, assignment of rights and other appropriate agreements sufficient to protect the confidentiality of the Proprietary Information, and sufficient to allow Consultant to grant the assignments and licenses to Global Eagle as provided herein. Consultant is liable for any breach by such employees and contractors of the foregoing confidentiality agreements and obligations. Consultant maintains (and will maintain during the Term) all types of insurance (including errors and omissions coverage) sufficient for the Services hereunder and in an amount customary for the industries in which Consultant operates.

8. Indemnity. Consultant will defend, indemnify and hold Global Eagle and its affiliates (and their respective employees, directors and representatives) harmless against any and all loss, liability, damage, claims, demands or suits and related costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of Consultant (its employees or independent contractors) or Consultant’s (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the Results, Global Eagle’s use of the Results or Consultant’s performance of the Services. Consultant understands that its use of third parties to perform Services must be authorized in writing by Global Eagle in advance, and Consultant shall be responsible for all Services performed by such third parties.

9. Restrictive Covenants. Nothing in this Agreement shall prevent the Consultant from being engaged, concerned or having a financial interest in any capacity in any other business, trade, profession, or occupation during the Term, provided that such activity does not cause a breach of any of the Consultant’s obligations under this Agreement, the Separation Agreement and General Release entered into between the Consultant and Global Eagle Entertainment Limited on or around the date of the this Agreement (“Separation Agreement”), and the Consultant shall not engage in any such activity if it relates to a business which is similar or in any way competitive with the business of Global Eagle without the prior written consent of Global Eagle. During the Term and thereafter, Consultant acknowledges and agrees to abide the terms and conditions of the Employee Statement & Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment, Non-Competition and Non-Solicitation (the “Restrictive Covenant Agreement”) referred to in Section 12 of the Separation Agreement, which are incorporated herein by reference as if fully set forth herein; provided, that the twelve (12) month period referenced in Section 2 of the Restrictive Covenant Agreement shall commence upon the expiration of the Term of this Agreement. Consultant acknowledges and agrees that the provisions of this Agreement relating to non-disclosure of confidential information, protection of intellectual property rights, non-solicitation, non-competition and non-disparagement are in addition to, and not in lieu of, any restrictive covenants set forth in any other written agreement between the Company and its affiliates, on the one hand, and Consultant, on the other hand, including, without limitation, the applicable provisions of the Restrictive Covenant Agreement and the Separation Agreement.

10. No Disparagement. During the Term and thereafter, Consultant agrees that Consultant will not disparage Global Eagle, or its subsidiaries’ or affiliates’, relationships with past, current, or prospective employees, employers, stockholders, affiliates, subsidiaries, acquirers, successors in interest, joint venturers, customers, service providers, or vendors, provided, however, that no action taken by Consultant in exercise of its legal or equitable rights to preserve its assets or to maintain its business competitiveness, including but not limited to the protection of its intellectual property, trade secrets, and confidential information, will be construed as a breach of this provision by the Consultant. For purposes of this Section 10, the term “prospective” shall refer to pending efforts by Global Eagle to solicit, or negotiate the terms of, a business, employment, or sales relationship to which the Consultant knows or reasonably should know is occurring. During the Term and thereafter, the Company will direct the members of its Board of Directors and of its Executive Leadership Team not to publicly disparage Consultant or make any public comments or communications which tend to cast Consultant in a negative light.

11. Miscellaneous.

a. Governing Law. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

b. Arbitration/Forum Selection: Any dispute, claim or controversy arising out of or relating to this Agreement, including, but not limited to, the breach, termination, enforcement, interpretation or validity thereof, and including, but not limited to, the determination of the scope or applicability of this agreement to arbitrate, if brought by Consultant, shall only be determined by arbitration in Los Angeles, California, which is the location of Global Eagle’s principal place of business and both parties hereby consent to such exclusive location and process. The arbitration shall take place before one arbitrator and administered by either JAMS or ADR Services, Inc., at the option of the Company.

The judgment on the arbitration award may only be entered in the state and federal courts having within their jurisdiction the location of Global Eagle’s principal place of business which is Los Angeles, California, and Consultant hereby consents to such exclusive jurisdiction. This clause (b) shall not however preclude Consultant from seeking provisional remedies in aid of arbitration. However, the sole jurisdiction for Consultant seeking provisional relief shall be the state and federal courts having within their jurisdiction the location of Global Eagle’s principal place of business, which is Los Angeles, California, and Consultant hereby consents to such jurisdiction. If for any reason this arbitration agreement is found unenforceable (such as by waiver or otherwise) in whole or in part, then the sole jurisdiction for actions related to the subject matter of this Agreement shall be the state and federal courts having within their jurisdiction the location of the Company’s principal place of business, which is Los Angeles, California, and both parties hereby consent to such jurisdiction.

c. Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or excluded from this Agreement to the minimum extent required, and the balance of the Agreement shall be interpreted as if such provision was so limited or excluded and shall be enforceable in accordance with its terms.

d. Assignment. This Agreement (together with all attached exhibits) shall be binding upon Consultant, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Consultant shall not assign any of its rights or delegate any of its duties hereunder without Global Eagle’s prior written consent and any attempted assignment or delegation will be void. Notwithstanding anything to the contrary in this Agreement, Guarantor jointly and severally guarantees both the performance and payment obligations of Consultant pursuant to this Agreement.

e. Entire Agreement/Modifications. This Agreement (together with all executed Work Statements and attached exhibits) contains the entire understanding of the parties regarding its subject matter. This Agreement may only be modified by a subsequent written agreement executed by authorized representatives of both parties.

f. Notices. All notices required or given under this Agreement shall be addressed to the parties at the addresses shown in any “Notices” section of each Work Statement (or such other address as may be provided by written notice in accordance with this Section 11.f.) and shall be deemed given upon receipt (or, if not received sooner, three (3) days after deposit in the U.S. mails) when delivered by registered mail, postage pre-paid, return receipt requested, by facsimile (with a confirmation copy sent by registered mail) or by commercial overnight delivery service with tracking capabilities.

g. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

h. Limitation of Consequential Damages/Remedies. Any claim by Consultant arising under this Agreement shall not exceed the fees paid or payable to Consultant pursuant to this Agreement. EXCEPT AS SET FORTH IN THIS

PARAGRAPH, IN NO EVENT WILL THE COMPANY, ITS PARENT(S), SUBSIDIARIES OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SHAREHOLDERS OR SUBCONTRACTORS, BE LIABLE TO CONSULTANT OR ANY OTHER PERSON FOR: (I) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF CONSULTANT OR SUCH OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (II) PUNITIVE OR EXEMPLARY DAMAGES, LOSS OF ANTICIPATED PROFITS, LOST BUSINESS, LOSS OF COMMERCIAL REPUTATION, OR OTHER ECONOMIC LOSS.

Consultant recognizes that nothing in this Agreement is intended to limit any remedy of Global Eagle under the California Uniform Trade Secrets Act and that Consultant could face possible criminal and civil actions, resulting in substantial monetary liability if Consultant misappropriates Global Eagle’s trade secrets. In addition, Consultant recognizes that a violation of this Agreement could cause Global Eagle irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law inadequate. Therefore, Consultant agrees that Global Eagle shall have the right to apply to the state and federal courts having within their jurisdiction the location of Global Eagle’s principal place of business, which is Los Angeles, California, for the provisional remedy of an order restraining any breach or threatened breach of this Agreement and for any other relief Global Eagle deems appropriate without being required to post any bond or other security. This right shall be in addition to any other remedy available to Global Eagle in law or equity.

i. Survival. The provisions of this Agreement that may be reasonably interpreted as surviving its termination, including the applicable provisions of Sections 3-11 hereof, shall continue in effect after termination of this Agreement. Global Eagle is entitled to communicate Consultant’s obligations under this Agreement to any future client or potential client of Consultant.

j. Execution. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographed copies of such signed counterparts may be used in lieu of the originals for any purpose.

k. Advice of Counsel. Each of the parties to this Agreement expressly acknowledges that it participated in the drafting of this Agreement. This Agreement is the product of arms’-length negotiations. The parties have read this Agreement completely, have had the advice and assistance of competent counsel and have not been influenced to any extent whatsoever by any representations or statements by any party or its agents other than those contained in this Agreement. Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

l. Anti-Corruption. Each party will comply with all applicable anticorruption laws (for example, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act), including those that prohibit the promise, the payment, the authorization, or the giving directly or indirectly of money or things of value to any person or entity (including government officials, members of royal families, employees of state-owned enterprises and any related parties such as family members of those groups) corruptly to (a) influence any official act or decision; (b) secure any improper advantage; (c) obtain or retain business, or to direct business to any person or entity; or (d) induce or reward any favorable action in any matter related to the subject of this Agreement.

(Remainder of Page Intentionally Blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONSULTANT

Signature:	/s/ Walé Adepoju
Name:	Walé Adepoju
Title:	Director

GUARANTOR

Signature:	/s/ Walé Adepoju
Printed Name: Walé Adepoju

GLOBAL EAGLE ENTERTAINMENT INC.

Signature:	/s/ Kim Nakamaru
Name:	Kim Nakamaru
Title:	VP, Interim General Counsel

EXHIBIT A

WORK STATEMENT

1.	General

This Work Statement defines work to be done for Global Eagle Entertainment Inc. (“Global Eagle” or the “Company”) by Walé Adepoju (“Consultant”) under that certain Consulting Services Agreement to which this Exhibit is attached (“Agreement”). Capitalized terms used but not otherwise defined in this Work Statement shall have the meanings ascribed to such terms in the Agreement.

2.	Description of Project/Services

During the Term, Consultant shall provide the following Services to the Company: (i) assist with mergers and acquisitions, strategic initiatives, and corporate development activities; (ii) assist with integration and organizational advisory services as directed by the Manager; (iii) serve of the board of directors of the Santander joint venture on behalf of the Company (the “JV Board”); and (iv) perform such other reasonable services as may be requested by the Manager from time to time.

3.	Manager

Chief Executive Officer of the Company.

4.	Term

The Term shall be an initial period commencing on the Effective Date and continuing until the date that is six (6) months following the Effective Date (the “Initial Term”). The Term shall be extended automatically by successive one (1) month periods upon the expiration of the Initial Term and any renewal period thereafter unless either the Company or Consultant provides the other party with written notice of an intention to terminate the Term at least thirty (30) days prior to such expiration or renewal date. The term “Term” shall include any such automatic one (1) month extensions.

5.	Fees

The Company’s subsidiary, Global Eagle Entertainment Limited (“Global Eagle Ltd.”) shall pay to Consultant a consulting fee equal to GBP 13,735 plus applicable VAT (the “Consulting Fee”), which Consulting Fee is intended to correspond with Consultant providing approximately fifty percent (50%) of the services that Consultant provided to the Company and its affiliates immediately prior to the commencement of the Term, for each month during the Term, which shall be pro-rated for partial months of service. In the event that the scope of Consultant’s services materially increases during the Term, the Company and Consultant shall negotiate in good faith to adjust the amount of the Consulting Fee. Consultant shall invoice Global Eagle Ltd. for the Consulting Fee monthly in advance, but in no event earlier than the first day of the applicable month, and Global Eagle Ltd. shall remit payment within thirty (30) days following receipt of such invoice.

In addition, (x) to the extent that Consultant is requested to, and agrees to, serve on the JV Board, Consultant shall be covered by the applicable directors and officers liability insurance policy maintained by the Company, subject to, and in accordance with, the terms and conditions of such policy and (y) Global Eagle Ltd. will reimburse Consultant for any reasonable and documented out-of-pocket travel and out-of-town lodging expenses that Consultant properly incurs in the performance of the Services, subject to Consultant’s compliance with Global Eagle Ltd.’s expense and travel reimbursement policies. For the avoidance of doubt, the expense reimbursement in the foregoing clause (y) will not apply with respect to Consultant’s personal insurance and overhead costs.

EXHIBIT B

DISCLOSURE OF INVENTIONS

The following is a complete list of Inventions relevant to the performance of the Services for Global Eagle Entertainment Inc. (“Global Eagle” or the “Company”) that have been made or conceived or first reduced to practice by Consultant alone or jointly with others prior to the execution of that certain Consulting Services Agreement to which this Exhibit B is attached (“Agreement”) entered into between Consultant and Global Eagle that Consultant desires to clarify are not subject to the Agreement.

X	No Inventions

See below

Additional sheets attached

CONSULTANT

/s/ Walé Adepoju
Walé Adepoju